Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2017 Year-end Reserves, Production Update and 2018 Preliminary Capital Budget
LAFAYETTE, LA. January 30, 2018
Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced its estimated proved reserves, production volumes, and liquidity for year-end December 31, 2017, its capital expenditure budget for 2018, and production guidance for the first quarter of 2018. Some highlights include:

•	Estimated proved reserves totaled approximately 32.5 million barrels of oil equivalent (“Boe”) at December 31, 2017

•	Production volumes averaged approximately 17.6 thousand Boe per day for the three months ended December 31, 2017

•	The Board of Directors authorized a 2018 capital expenditure budget of up to $212 million

•	Cash totaled approximately $282.2 million at December 31, 2017

Interim Chief Executive Officer and President James M. Trimble stated, “We exited 2017 with solid operational results and a strong financial position, and with several prospective near-term, deep water drilling opportunities. We drilled a successful development well at Mt. Providence in December 2017 and expect it to be tied into our Pompano facility by the third quarter of 2018. We currently expect to spud the Stone-generated Derbio exploration prospect in late-February 2018 and could have another non-operated drilling opportunity in the first half of 2018. Our strong liquidity position provides us with financial flexibility for 2018. In addition, we continue to advance the previously announced combination of Stone with Talos Energy LLC, which we believe will create incremental long-term value for our shareholders.”

Year-End 2017 Estimated Proved Reserves

Estimated proved reserves as of December 31, 2017 totaled approximately 32.5 million barrels of oil equivalent (“MMBoe”), compared to approximately 35.4 MMBoe of estimated proved reserves for the Gulf of Mexico (“GOM”) at year-end 2016, which excludes reserves from the Appalachia properties that Stone sold on February 27, 2017. The year-end 2017 estimated proved reserves were 67% oil, 26% natural gas, and 7% natural gas liquids (“NGLs”), on an equivalent basis. The changes in GOM estimated proved reserves from year-end 2016 to year-end 2017 included production of approximately 7.0 MMBoe, net upward performance revisions of approximately 4.0 MMBoe, and pricing-related revisions of approximately 0.1 MMBoe. In the GOM, due primarily to the upward revisions of previous estimates, Stone replaced approximately 59% of 2017 production.

The year-end 2017 estimated proved reserves included proved developed reserves of approximately 28.3 MMBoe and proved undeveloped reserves of approximately 4.2 MMBoe. In addition to proved reserves, estimated probable reserves totaled approximately 20.8 MMBoe and estimated possible reserves totaled approximately 35.4 MMBoe at December 31, 2017.

All of Stone's year-end 2017 estimated proved, probable, and possible reserves were independently engineered by Netherland, Sewell & Associates, Inc.

2017 Production Results and First Quarter 2018 Production Guidance

Net daily production during the fourth quarter of 2017 averaged approximately 17.6 thousand barrels of oil equivalent (“MBoe”) per day, compared to net daily production of approximately 19.2 MBoe per day for the quarter ended September 30, 2017. Fourth quarter 2017 volumes included five full days of downtime from Hurricane Nate and a ten day planned shut-in of the Pompano platform in November to replace a compressor engine. The production mix for the fourth quarter of 2017 was approximately 72% oil, 21% natural gas, and 7% NGLs. Net daily production volumes from the GOM for full year 2017 averaged 19.2 MBoe per day, which excludes production from the Appalachia properties that Stone sold on February 27, 2017. We expect production rates to range from 17.5 MBoe per day to 18.0 MBoe per day for the first quarter of 2018.

2018 Capital Expenditure Budget

Stone’s Board of Directors has authorized a full-year 2018 capital expenditure budget of up to $212 million, which excludes acquisitions and capitalized SG&A and interest, and does not give effect to the potential Talos combination. The budget is spread across Stone's major areas of investment with approximately 36% allocated to exploration, 27% to development, and 37% to P&A expenditures. The allocation of capital across the various areas is subject to change based on several factors, including permitting times, rig availability, non-operator decisions, farm-in opportunities, and commodity pricing.

Liquidity Update

As of December 31, 2017, Stone’s liquidity approximated $369.6 million, which included approximately $87.4 million of undrawn capacity under the Company’s revolving credit facility plus approximately $263.5 million in cash on hand and approximately $18.7 million in cash being held in a restricted account to satisfy near-term plugging and abandonment activities.

As of December 31, 2017, Stone’s outstanding debt totaled approximately $235.5 million, consisting of $225.0 million of 7.50% Senior Second Lien Notes due 2022 and approximately $10.5 million outstanding under a building loan. Further, the Company had no outstanding borrowings and outstanding letters of credit of approximately $12.6 million under its $100 million borrowing base.

We expect that cash flows from operating activities, cash on hand, and availability under our revolving credit facility will be adequate to meet the current 2018 operating and capital expenditure needs of the Company.

Forward-Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that Stone plans, expects, believes, projects, estimates, or anticipates will, should, or may occur in the future, including future production of oil and gas, future capital expenditures and drilling and completion of wells, and future financial or operating results are forward-looking statements. All forward-looking numbers are approximate. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing, extent, and volatility of changes in commodity prices for oil and gas; operating risks; liquidity risks, including risks relating to our bank credit facility and the Company's ability to access the capital markets; political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico basin; risks related to our previously announced combination with Talos Energy LLC; and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements. Stone assumes no obligation and expressly disclaims any duty to update the information contained herein, except as required by law.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with an additional office in New Orleans. Stone is engaged in the acquisition, exploration, development, and production of properties in the Gulf of Mexico basin. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com